Filed Pursuant To Rule 433

Registration No 333-291800

November 26, 2025

We’ve filed the ZCSH Form S-3 - an important step required to launch the first ZEC ETPs. Zcash launched in 2016. Seeing the potential of the Zcash protocol, we launched Grayscale Zcash Trust (Ticker: ZCSH) as a private placement in 2017. Grayscale@Grayscale·6h Zcash brings on-chain privacy via zk-SNARK–powered shielded transactions, offering selective disclosure. As privacy becomes foundational across crypto, we view ZEC as a key contributor to a well-balanced digital asset portfolio. Grayscale@Grayscale·6h Grayscale Zcash Trust (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902. The Trust is speculative and entails significant risk, including possible loss of principal.

Grayscale Zcash Trust (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902. The Trust is speculative and entails significant risk, including possible loss of principal.